January 10, 2018
Carina Cortez

Dear Carina:
Ellie Mae, Inc. (the “Company”) is pleased to offer you employment on the following terms:
1.Position. Your title will be Executive Vice President, Human Resources, reporting to Jonathan Corr, Chief Executive Officer. You will be responsible for leading the human resources organization, continue to develop and implement comprehensive talent strategies and programs for the company.

2.No Conflicting Obligations; Compliance with Company Policies, Laws and Regulations. By signing this letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company or that would conflict with the Company’s interests. In the course of your employment with Company, you will be subject to and required to comply with all company policies, and applicable laws and regulations.

3.Cash Compensation. The Company will pay you a starting salary of $325,000 per year.

4.Equity Award. We will make a recommendation to the Board of Directors to issue equity awards to you with an initial grant date fair value of $1,200,000. The equity awards will consist of restricted stock units (RSUs) equal to $800,000 as well as Performance Share Units (“PSUs”) equal to $400,000, each of which will vest on an annual basis over four years. Depending on achievement against corporate performance objectives set forth in the Senior Executive Performance Share Plan, the PSUs will vest into restricted stock units of the company equal to between 0% and 200% of the PSU grant value. The Board of Directors meets on a quarterly basis to approve new hire grants, the next Board meeting will take place in February 20th, 2018.

In addition to the initial equity award, you will be eligible for annual refresh equity grants at the EVP of HR target level, which is currently $800,000, one half of which will be PSUs and one half of which will be RSUs.
5.Bonus Program: You will be eligible for an Annual Cash Bonus Program with a target incentive bonus of 50% of your annual base salary. The payout for 2018 typically occurs in March of the following year. Depending on company and individual performance, the payout can be from 0 to 200% of eligibility.

6.Employee Benefits. As a regular employee of the Company, you will be given the opportunity to participate in all Company-sponsored benefits for which you meet the eligibility criteria. In addition, you will be entitled to Flexible Time Off (FTO) in accordance with the Company’s FTO policy. Please note that the Company reserves the right in its sole discretion to modify or discontinue employee benefits or change benefit eligibility criteria. Ellie Mae will also provide you with a one million dollar executive term life insurance policy subject to insurance carrier approval.

7.Confidential Information and Inventions Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidential Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A.

8.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term of your employment. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

9.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in recruiting, preparing to hire or hiring any employees or consultants of the Company.

10.Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

11.Arbitration. Pursuant to the Federal Arbitration Act, you and the Company agree to submit to binding arbitration before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company or your separation from employment, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, claims regarding commissions, stock options or bonuses, infliction of emotional distress, misappropriation of trade secrets, or unfair business practices.

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules”); provided, however that the arbitrator must allow reasonable discovery comparable to that available in a judicial action as the arbitrator in his or her discretion deems necessary for you and the Company to vindicate your respective claims or defenses. Copies of the current AAA Rules may be obtained from the American Arbitration Association’s website, http:\www\adr.org. The arbitration will take place in San Francisco, CA, unless otherwise agreed by the parties or ordered by the arbitrator.
The Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Both the Company and you will be responsible for your own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.
This arbitration provision does not apply to the following: (a) workers’ compensation or unemployment insurance claims, (b) the rights of California employees to seek a Berman hearing of wage claims before the California Division of Labor Standards of Enforcement; provided, however, that any appeal from an award entered following a Berman hearing shall be brought in arbitration; and (c) any claims that you cannot be required, as a matter of law, to arbitrate.
If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision only to the minimum extent necessary to render this arbitration provision legal and enforceable.
12.Choice of Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflicts of laws. Please indicate your agreement with these terns and accept this offer by signing and dating the enclosed offer letter and the Confidential Information and Inventions Assignment Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed offer letter and the Confidential Information and Inventions Assignment Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on January 18, 2018. We anticipate your start date on or before February 13th, 2018.
As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Furthermore, this offer is being made contingent upon satisfactory completion of a background check subject to your permission for the Company to procure consumer reports about you (including, but not limited to, information from the motor vehicle department, credit, criminal, prior employment and education records). We look forward to discussing a potential starting timeline. If you have any questions, please call me at 925-227-3750.

Very truly yours,
ELLIE MAE, INC.

/s/ Mark Klopfer
Mark Klopfer
Senior Director, Talent Acquisition
/s/ Carina Cortez
Carina Cortez
1/16/2018
Date